Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DUNE ENERGY, INC.

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is Dune Energy, Inc. (hereinafter called the “Company”).

SECOND: The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 20, 1998, amended and restated on May 7, 2003 and amended on May 7, 2003, May 5, 2004, June 12, 2007, December 14, 2007 and December 1, 2009.

THIRD: The exchange offer through which the holders of at least 95% of the aggregate principal amount of the Company’s 10- 1/2% Senior Secured Notes due 2012 (the “Notes”) have exchanged their Notes for other securities of the Company, including shares of the Company’s common stock, par value $0.001 per share, in a transaction that is consistent with the terms and conditions set forth in the term sheet attached to the Restructuring Support and Lockup Letter Agreement, dated as of October 6, 2011, entered into among the Company and the holders of at least 75% in aggregate principal amount of the Notes, has been consummated.

FOURTH: The Board of Directors of the Company, through a written consent, duly adopted resolutions approving and adopting the amendments set forth below to the Certificate of Incorporation of the Company, and that such amendments have been approved and adopted by the requisite number of existing holders of the Company’s common stock, par value $0.001 per share, and the Company’s 10% Senior Redeemable Convertible Preferred Stock, par value $0.001 per share.

FIFTH: Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of stock that the corporation shall have authority to issue is four billion two-hundred and one million (4,201,000,000), of which four billion two-hundred million (4,200,000,000) shall be shares of common stock and one million (1,000,000) shall be shares of preferred stock. The par value of all of such shares is $0.001 per share.

Upon the conversion of all outstanding shares of preferred stock into common stock, including, but not limited to, the mandatory conversion of all of the outstanding shares of 10% Senior Redeemable Convertible Preferred Stock, par value $0.001 per share (CUSIP Nos. 265338 30 1 and 265338 40 0), such that no shares of preferred stock are then outstanding (the “Effective Time”), each one-hundred (100) shares of the corporation’s common stock issued and outstanding immediately after the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the corporation’s common stock, automatically and without any further action by the corporation or the respective holders thereof; provided, however, that fractional shares resulting therefrom shall be rounded up to the nearest whole share. This Certificate of Amendment will not affect the par value of authorized shares of the corporation’s common stock, which is $0.001 per share. Each certificate that immediately after the Effective Time (but immediately prior to the time at which the reclassification and combination referenced above has occurred) representing shares of the corporation’s common stock (“Old Certificates”) shall thereafter represent that number of shares of the corporation’s common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.

The Board of Directors of the corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of any or all of the preferred stock in any number of classes or series within such classes and to set all terms of such preferred stock of any class or series, including, without limitation, its powers, preferences, rights, privileges, qualifications, restrictions and limitations of each class or other series at any time outstanding. Any shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.”

SIXTH: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company to be executed by the undersigned as of this 22nd day of December, 2011.

DUNE ENERGY, INC.

By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

Signature Page to Certificate of Amendment to

Certificate of Incorporation